UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2023

MORNINGSTAR, INC.

(Exact name of registrant as specified in its charter)

Illinois	000-51280	36-3297908
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

22 West Washington Street
Chicago, Illinois	60602
(Address of principal executive offices)	(Zip Code)

(312) 696-6000

(Registrant’s telephone number,

including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common stock, no par value	MORN	The Nasdaq Stock Market LLC

Item 7.01. Regulation FD Disclosure.

The following information is included in this Current Report on Form 8-K as a result of Morningstar, Inc.’s policy regarding public disclosure of corporate information.

Caution Concerning Forward-Looking Statements

This current report on Form 8-K contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “prospects,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discuss not to occur or to differ significantly from what we expect. For us, these risks and uncertainties include, among others,

•	failing to maintain and protect our brand, independence, and reputation;

•	liability related to cybersecurity and the protection of confidential information, including personal information about individuals;

•	compliance failures, regulatory action, or changes in laws applicable to our credit ratings operations, investment advisory, ESG and index businesses;

•	failing to innovate our product and service offerings or anticipate our clients’ changing needs;

•	prolonged volatility or downturns affecting the financial sector, global financial markets, and the global economy and its effect on our revenue from asset-based fees and credit ratings business;

•	failing to recruit, develop, and retain qualified employees;

•	liability for any losses that result from errors in our automated advisory tools;

•	inadequacy of our operational risk management and business continuity programs in the event of a material disruptive event;

•	failing to efficiently integrate and leverage acquisitions and other investments to produce the results we anticipate;

•	failing to scale our operations and increase productivity and its effect on our ability to implement our business plan;

•	artificial intelligence and related new technologies that may present business, compliance and reputational risks;

•	failing to maintain growth across our businesses in today's fragmented geopolitical, regulatory and cultural world;

•	liability relating to the information and data we collect, store, use, create, and distribute or the reports that we publish or are produced by our software products;

•	the potential adverse effect of our indebtedness on our cash flows and financial flexibility;

•	challenges in accounting for complexities in taxes in the global jurisdictions in which we operate could materially affect our tax obligations and tax rate; and

•	failing to protect our intellectual property rights or claims of intellectual property infringement against us.

Investor Questions and Answers: December 19, 2023

We encourage current shareholders, potential shareholders, and other interested parties to send questions to us in writing and we make written responses available on a regular basis. The following answers respond to selected questions received through November 1, 2023. We retain the discretion to combine answers for duplicate or similar questions into one comprehensive response.

If you would like to submit a question, please send an e-mail to investors@morningstar.com or write to us at the following address:

Morningstar, Inc.

Investor Relations

22 W. Washington St.

Chicago, IL 60602

Margins

1.	Could you specify how Morningstar has reduced professional fees?

To understand our approach to reducing professional fees, it may be helpful to provide some context on the key drivers of our spending on third-party services. Professional fees at Morningstar fall into several categories. These include fees paid to third parties to support software development and technology improvements, facilities management, and systems implementation, as well as fees related to compliance, including audit and tax fees, and legal fees.

In the first nine months of 2023, professional fees declined $13.6 million compared to the prior-year period. These included professional fees related to M&A activities and the transition of our China activities, both of which were added back in our calculation of adjusted operating income, a non-GAAP measure provided to help investors understand the underlying performance of the business and improve comparability of our results. Professional fees related to M&A activities were $13.7 million and $8.9 million in the first nine months of 2022 and 2023 respectively; professional fees related to the transition of our China activities totaled $2.4 million and $1.7 million in the first nine months of 2022 and 2023 respectively.

Excluding professional fees related to M&A activities and the transition of our China activities, professional fees declined by $8.1 million in the first nine months of 2023 compared to the prior year period. This decrease was partially due to legal fees incurred in 2022 related to the independent investigation into certain Morningstar Sustainalytics research practices. In addition, the decline reflected our efforts to reduce reliance on third-party subcontractors and providers where possible, with a focus on non-compliance related activities. These efforts are ongoing as we are carefully prioritizing new projects that would require third-party support.

2.	Given the recent changes in headcount and in expense growth, we’d like to understand the company’s budgeting process better. Can you give an overview of the process, for example: timing, philosophy, goals used by management, length of plans? Related to this, to what extent was the slower growth part of management’s long-term investment plan (i.e., consistent with ending a phase of heavier investment) as opposed to a strategic pivot to return margins to recent historical levels? Has management’s approach to cost changed significantly in the past year, for example, to reflect the higher cost of capital in today’s macroeconomic environment?

We have a comprehensive budget and long-range planning process under which we set financial targets and allocate resources across the company. Our process is linked to our strategic objectives and designed to support long-term value creation. In particular, we are focused on generating strong returns on invested capital, supported by sustainable growth with increases in revenues and improvements in operating margins over time. The cost of capital is an important input to the process, and we regularly review and update our cost of capital estimates based on changes in interest rates and expected market returns. Recent increases in the cost of capital have translated into higher hurdle rates for investment opportunities, impacting our view of their relative attractiveness.

Our planning process is annual, beginning in June of each year and concluding in December. However, we review progress against our strategic objectives and financial plans on a regular basis across our business during the year. While our planning cycles are focused on three-year periods and the creation of annual budgets, larger strategic investments (including M&A) with longer-term return horizons are also evaluated and tracked.

Our approach to budgeting and expense management remains largely consistent with prior years. Each cycle will have different inputs to consider including the macroeconomic environment and how various parts of our business are stacking up relative to expectations. In 2020, for example, we made decisions around hiring and controlling discretionary costs to manage the business prudently during a period of uncertainty brought on by the COVID-19 pandemic. And, while our recent plans have targeted certain areas of expense reduction, we’ve accelerated those efforts in several cases due to market conditions and business performance. During the second and third quarters of 2023, we took actions to reduce headcount in certain areas of the business, including in Morningstar Sustainalytics, DBRS Morningstar, and Morningstar Wealth, based on our careful assessment of the current market environment and progress against our expectations.

3.	With expense growth slowing at Morningstar in recent quarters, do you anticipate the business continuing to exhibit expense growth that is slower than revenue growth going forward, such that the company can generally deliver expanding adjusted operating margins over time? Over the past decade, Morningstar has generally delivered low-to-mid teens revenue growth and adjusted operating margins between 20% and 25%. If Morningstar’s revenue growth was to slow, is this a scenario where management would consider looking to generate high margins in order to generate long-term earnings growth?

Yes, as we have shared, it is our goal to get our margins back to the historical scenarios you cite. While we currently continue to have attractive growth opportunities, to the extent that businesses in our portfolio exhibit slowing growth, we do expect them to increase margins and run them accordingly. Our recent pivot with Sustainalytics is a good example of this, where lower-than-anticipated growth led us to reduce the cost base of the business with the goal of increasing its contribution to our bottom line.

4.	Morningstar has realized savings on expenses through actions such as real estate consolidation and a pullback in professional services fees, and travel costs. When did these first begin to impact earnings, and should we think about these as one-time actions? Are these actions already having the maximum anticipated impact on expenses, or is there a ramp up to the full savings? More generally, please help us to understand how these actions are working through the expense base.

While we have always evaluated the areas you reference and looked for opportunities to optimize costs, we started to see the impact of additional efforts in areas including real estate, travel, and professional fees in the second and third quarters of 2023. We also took actions to reduce headcount in the second and third quarters in certain areas and started to see the impact of these decisions in the third quarter of 2023. We expect these efforts to continue to have a positive effect into 2024.

5.	Morningstar has previously mentioned real estate as an opportunity. Does this refer to a small number of office closures or a global initiative to reduce office space across the company? Do employees still work from home and is this part of the reason why it makes sense to consolidate office space?

Morningstar has a three-day minimum in-office hybrid work policy, although some teams require additional in-office attendance. As we see the impacts of that policy, our workforce strategy, and capacity needs, we are looking for ways to optimize our global real estate footprint. That is occurring on an ongoing basis as certain leases expire, or in some cases, ahead of those events.

Recent examples include the consolidation of two London offices, downsizing our Shenzhen office, and space reductions in Chicago. We’ve also closed smaller offices in favor of flexible workspaces.

Headcount

6.	Are there further opportunities to right size headcount? Is Morningstar still actively hiring or taking a more selective approach to filling vacant positions (i.e., achieving headcount reduction through natural attrition)?

We remain focused on matching our teams’ size to the market opportunity across our business. In the second and third quarters of 2023, that meant taking action to reduce headcount in certain parts of the business, including Morningstar Sustainalytics, Morningstar Wealth, and DBRS Morningstar. These actions were based on our careful assessment of the current operating environment and progress against our expectations, and reflected what we believe we need to do support future growth and realize returns on the investments we’ve made to date.

We are taking a cautionary approach to hiring and continue to manage backfills with prudence.

Capital Structure

7.	Now that Net Leverage is approaching 2x, will Morningstar consider a more aggressive approach to capital allocation? Specifically, would management consider repurchasing shares or pursuing more M&A? What is the priority?

We continue to take a balanced approach to capital allocation with a near-to-intermediate term focus on paying down debt. Consistent with this approach, we repaid roughly $98 million of debt in the third quarter of 2023. That contributed to a decline in our consolidated funded indebtedness to EBITDA, as defined in our credit agreements, which we calculated as approximately 2.0x as of September 30, 2023, compared to 2.2x as of December 31, 2022. Still, a significant portion of our debt is variable rate, and our cost of borrowing has increased with the rise in interest rates. As a result, debt reduction remains a priority.

We repurchase shares under our Board-approved repurchase program when we believe that the return potential is attractive compared to other uses of cash and continue to take that approach. Similarly, we evaluate the returns of any M&A transaction relative to expected returns for other uses of capital with a focus on cash-on-cash returns and internal rates of return.

Climate Action Plan

8.	When do you plan to commit to SBTi, as highlighted in your 8K? Given that you already consider your targets to be science based, this appears to be an easy win, and we would encourage you to do this as soon as is practicable. (From our perspective as a Paris Aligned fund, a key ask from us for all our holdings is SBTi validation.)

As you note, Morningstar’s current targets are considered ‘science-based’ because they are in line with what the latest climate science deems necessary to meet the goals of the Paris Agreement, limiting global warming to well-below 2 degrees Celsius above pre-industrial levels and pursuing efforts to limit warming to 1.5 degrees Celsius. Our Climate Transition Plan outlines our current planned decarbonization approach, which is aligned to the standardized 1.5-degree Celsius sectoral pathway from the SBTi. We sought advice from external consultants on our decarbonization efforts and aim to align our actions with the latest guidance from the SBTi.

As our climate transition planning efforts mature, we will work to close existing gaps in our greenhouse gas emissions accounting, which exist primarily in our scope 3 emissions. We will continue annual reporting against progress on our climate commitment. Our near-term goals include publication of our first Task Force on Climate-Related Financial Disclosures (TCFD)-aligned report, which we are prioritizing as part of our commitment to the Net Zero Financial Service Providers Alliance. We appreciate your feedback on the importance of SBTi validation. Our long-term goals include certification of our efforts by the SBTi, but we have not yet committed to a timeline.

9.	Would you be willing to publish forward-looking milestones to hitting your targets? We know that decarbonization is typically not linear, but milestones provide a bridge between now and 2030 for your targeted 50% reduction and can let us track if you are generally on target. Would you be willing to link a percentage of variable exec remuneration to achieving those milestones? Again, this is something we are encouraging across our portfolio.

Morningstar has committed to decarbonize 50% of our scope 1 and scope 2 greenhouse gas emissions by 2030 and publish our emissions annually in our Corporate Sustainability Report. We are in the process of considering what additional, forward-looking milestones would be appropriate for our decarbonization journey and appreciate your feedback. Presently, we do not tie executive remuneration to our emissions milestones.

Private Credit

10.	How is Morningstar positioned to serve the rapidly growing private credit market? Which products currently apply and is Morningstar developing new solutions?

With the integration of Leveraged Commentary & Data (LCD) nearing completion, the PitchBook platform is now able to address multiple private credit data and analytics use cases. Over the past year, we’ve worked hard to bring the richness of LCD’s research and news on the leveraged loan, bond, and private credit markets to the PitchBook platform. In the third quarter of 2023, we integrated LCD news and significantly expanded the deals, bonds, and loan data available on the platform, and launched The Credit Pitch newsletter to a broad group of leveraged finance market participants. PitchBook now provides granular data on key areas in the syndicated loan, high yield bond, collateralized loan obligation, and private credit markets, including distressed debt, direct lending, and other middle market strategies, to support discovery.  For market participants using private credit and syndicated loan vehicles, PitchBook offers a centralized platform to screen, gather, and visualize global trends in private equity and credit markets. We’ve had good initial results with new sales and client expansions, driven by the additional use cases we’re now able to support, especially in private credit.

In addition, Morningstar also serves the private credit market through DBRS Morningstar. As we look to build and diversify our credit ratings business, we see good opportunities to expand our presence in private (and middle-market) credit in the U.S. and Europe. Looking across the private space, including structured finance, we saw good growth in DBRS Morningstar private ratings revenue in 2021 and 2022 and private ratings revenue through the first 10 months of 2023 is ahead of the 2022 total.

PitchBook

11.	PitchBook organic growth has decelerated from the Covid period. You have mentioned that reduced demand from corporate customers has been a driver of this. Does management believe that there have been any changes in the competitive environment or PitchBook’s win-loss rates? Or is the reduced demand entirely linked to the current state of capital market deal activity?

The global decline in private capital invested has been the primary driver of PitchBook’s slower organic growth, although with revenues up 21.7% through the first nine months of 2023 on an organic basis, PitchBook’s growth remains strong on an absolute basis relative to any notable peer. Over the trailing 12 months ended September 30, 2023, private capital raised fell about 14% compared to what was reported at the same time for the prior-year period, as detailed in PitchBook’s Global Private Market Fundraising Report. We do not see any material recent change in the competitive environment.

12.	In a prior response, Morningstar indicated that revenue from existing clients exceeded revenue from new clients in PitchBook’s growth in 2022, while in H1 of 2023, the mix was roughly balanced. Does that changing mix indicate that new client sales have improved as we moved from 2022 into 2023?

Through the first nine months of 2023, revenue growth has been driven by a mix of revenue coming from the expansion of existing client contracts and revenue from the addition of new clients. During the period, total sales increased, with new client sales continuing to contribute meaningfully. That said, sales attributable to new clients slowed in the first nine months of 2023 compared to the prior-year period. The global drop in private capital invested contributed to this softening in new client sales, with an outsized impact on fair-weather market participants including opportunistic corporates and non-traditional asset managers.

More broadly, as PitchBook's client base has grown, the expansion opportunity with existing clients has also increased. This is the foundation of PitchBook’s business model: We sell to new customers and then increase the number of licensed users within those organizations. While sales to new clients have continued to be very healthy, with our large and growing customer base and high renewal and net renewal rates, the growth opportunity with existing clients has surpassed that of new client sales.

Cloud Transition

13.	Does Morningstar store data on a 3P cloud platform (AWS, Azure, Google) or on-premises at its own data center? How significant are the costs associated with data collection, storage, and distribution; and are there any opportunities to optimize these costs?

Increasingly, we are shifting our data processes, including data collection and storage, to the cloud, although we do still store some data on-premises at Morningstar data centers. This evolution is part of our broader cloud transition out of our data centers, which also includes a focus on developing new products and capabilities in the cloud. We work with multiple cloud vendors.

As we shift workloads to the cloud and become less reliant on on-premises servers and storage, we incur lower levels of capex related to on-premises hardware. The shift also provides more flexibility; historically, we’ve had to build capacity to handle peak demand on our on-premises data servers and we don’t need to invest that way anymore. As we make the switch to the cloud and operate in this environment, we are continuously focused on optimizing our processes and existing code to be more cloud friendly. That said, the reduction in capex and related depreciation from legacy datacenters is offset by higher operating expenses from cloud costs when we initially migrate.

Cybersecurity

14.	What measures has Morningstar taken to mitigate cyber security risks?

One of Morningstar’s most valuable assets is the trust we’ve built with our stakeholders. We recognize our responsibility to safeguard their information and we expend considerable effort and resources to protect all data pertaining to our clients, colleagues, and partners.

Our chief information security officer leads a dedicated team responsible for our comprehensive information security program. The program covers IT risk governance, software and product security, security operations and incident management, IT compliance, technical disaster recovery, and determining enterprise-wide security policies and procedures. The team is responsible for maintaining and implementing Morningstar's Information Security Policies, which define requirements for information classification, appropriate data handling and usage, roles and responsibilities, access controls and provisioning, logging, monitoring, cryptography and key management, security awareness, virus prevention, risk assessments, physical security, mobile device policy, network security, vulnerability management, policy enforcement, and handling of exceptions. Policies are aligned with ISO 27001:2013 and NIST (National Institute of Standards and Technology) SP-800 publications. We regularly benchmark our information security program against NIST’s Cybersecurity Framework to identify our current maturity and measure progress in our program.

Preparedness is a crucial component of our information security and privacy programs. All Morningstar employees undergo annual security awareness training. We also operate a quarterly phishing exercise to educate and test our employees. The security operations team conducts red team exercises to assess any ability to compromise our infrastructure and gain insight into our ability to detect and respond to an attack.

On a business level, we perform quarterly tabletop exercises to prepare stakeholders for security incidents and practice our response procedures. Furthermore, our enterprise resilience team manages both disaster recovery as well as business continuity plans and prepares the firm to recover from high-impact incidents. Should an incident occur, we operate a 24x7 security operations team to respond to security incidents and notify relevant stakeholders.

At the board level, our Audit Committee has oversight of our cybersecurity risk exposures and regularly reviews and discusses risks related to our cybersecurity practices with management.

For more detail please see Morningstar’s Approach to Data and Information Security, available at www.morningstar.com/company/corporate-sustainability-policies-reports. Information on our website is not incorporated by reference into this Report.

Morningstar Sustainalytics

15.	Why has Sustainalytics lost market share in second party opinions according to Cicero (Center for International Climate Research)? What is the strategy to defend market share?

Researchers use different methodologies to measure sustainable bond activity and second-party opinion (SPO) market share, including total volume of issuance, total bonds issued under a second-party opinion framework, and second-party opinions published. While we are not familiar with Cicero’s methodology, Environmental Finance regularly provides market share metrics based on SPOs published on public bonds. According to Environmental Finance, Morningstar Sustainalytics had a 24% market share of SPOs produced by an SPO provider in 2022, down from 27% in 2021; for the first half of 2023, its market share stood at 21%.

We believe that shorter term fluctuations in market share are not meaningful given the relative immaturity of the market. We’d also note that the industry generally does not track private sustainable transactions, so any market share numbers do not reflect our SPOs on private transactions. That said, we acknowledge that Morningstar Sustainalytics market share in SPOs has fallen since 2020, primarily due to increasing competition as major players have focused on the SPO market. In particular, S&P Global acquired Cicero Shades of Green in late 2022. Moody’s also recently completed the integration of SPO provider Vigeo Eiris, and MSCI and Sustainable Fitch have entered the market.

We believe that we continue to offer a compelling value proposition in SPOs. As a long-time leading provider of SPOs with deep knowledge of the ESG space, we’re well-positioned to offer opinions on even the most complex transactions. We are focusing our activities and sales efforts on areas with the most attractive growth opportunities, including the U.S. securitized bond market. To support these efforts, we have invested in building out our sales effort dedicated to SPOs and consolidated regional reporting structures to drive greater efficiencies.

16.	Morningstar has reduced in areas such as Sustainalytics citing actual performance that was lower than expectations. Can you help us better understand where in the business expectations were missed, and how much of this was due to the reduced demand for ESG products as opposed to Sustainalytics' own execution?

While Morningstar Sustainalytics’ organic growth rate of 14.0% made it one of our fastest growing product areas in the first nine months of 2023, contributing to double-digit growth in the Data and Analytics segment, it meaningfully lagged our expectations. The shortfall relative to our expectations was driven in part by reduced demand for certain ESG products. We experienced softening demand for second-party opinions (SPOs), which contributed to a sharp drop in revenue for this product for the year-to-date period through September 2023, compared to the prior-year period. Meanwhile, we’ve also experienced weaker-than-expected demand in the U.S. for Morningstar Sustainalytics’ license-based products, especially from asset and wealth managers.

Execution-related challenges also contributed to the shortfall. In the first half of the year, we experienced significant turnover in the Morningstar Sustainalytics sales team as demand for professionals with ESG experience surged, with particularly significant impacts on our U.S., UK, and Asia Pacific businesses. That turnover has since stabilized. In addition, on the product side, our 2023 roadmap relied heavily on the release of our Impact Ratings and Climate Solutions product suite. We didn’t deliver on our Impact Ratings launch this year and are revisiting this methodology.

Our record with the launch of our Climate Solutions product suite includes some important successes, but also remaining challenges. Our key competitors had invested ahead of us in this area, and we directed considerable investment over the past couple of years to developing our solution. In April 2023, we successfully launched our new flagship Low Carbon Transition Ratings (LCTR) and released meaningful enhancements to our Physical Climate Risk Metrics (launched initially in 2022 in partnership with XDI). Together, these products fill two major thematic gaps in our suite and enable institutions to identify, evaluate, manage, and report on their climate risks (both transition and physical risks). Following these launches, our commercialization efforts over the last nine months have built a solid pipeline, and secured deals with prominent clients, indicating strong interest in our offering.

At the same time, regulatory pressure has been building as multiple jurisdictions globally moved toward mandating climate-related financial disclosures, with new requirements coming into force in 2024 and 2025 in many jurisdictions, and in 2023 in the UK. Our offering is well-aligned to support institutions in reporting according to the TCFD framework, which forms the basis for many of these new requirements. However, we’ve had to accelerate our development work to address additional market-specific disclosure requirements. We’ve lost some opportunities as a result but are prioritizing this area in the months ahead.

Morningstar Wealth

17.	How is Morningstar’s turnkey asset management solution different from other TAMPs? What is its relative value proposition?

Morningstar’s turnkey asset management solution (TAMP) provides financial advisors with a breadth of capabilities that are designed to help them scale their practices and meet clients’ investing goals. Our cloud-based, digital platform supports key workflows including proposal generation, risk assessment and suitability tools, portfolio diagnostics, multicustodial account opening, portfolio accounting, performance calculation and reconciliation, trading execution and billing services, client reporting, sales, marketing and compliance support, and timely portfolio and market insights.

We believe our platform is at parity with or exceeds the experience offered by many of our competitors, and our investments over the past couple of years have been designed to enhance that value. Advisors on the platform have a wide range of investment options for their clients. We continue to offer Morningstar’s own differentiated, proprietary investment strategies, and, over the past year we’ve added direct indexing, which offers advisors a highly scalable and customizable approach to tax managed portfolios, and curated third-party models to the platform. Our current development focus includes features such as customizable, practice-level business intelligence dashboards and robust multi-strategy tax-aware capabilities at the unified managed account and household levels. The platform was voted number two for top model marketplace and number three for top TAMP overall in Wealth Advisor’s America’s Best TAMPs, 2023 edition.

Our offering is differentiated by the strength of Morningstar’s brand with advisors and the independent research, data, and insights that support the investment strategies we offer on the platform. Advisors who work with us are able to differentiate their practice by integrating well-respected and unbiased research to objectively drive investment decisions. We leverage those strengths by seeking to build trust and long-term relationships with advisors. Advisors value this alignment and have confidence building their practices with our products as a foundation.

Morningstar Indexes

18.	Can you discuss a few new indices launched over the past year?

Notable indexes launched in the past year include the Morningstar Next Generation Artificial Intelligence Index, which offers thematic exposure to the Generative AI theme, and the Morningstar PitchBook Global Unicorn Vertical Indexes. The Morningstar PitchBook Global Unicorn Vertical Indexes are derived from the PitchBook Global Unicorn Indexes, which tracks privately held, late-stage venture capital-backed companies with a methodology that employes a proprietary three-factor pricing model to estimate daily valuations. The Vertical Indexes are designed to help investors identify, track, and better understand compelling thematic venture capital investment segments.

We also launched our Global Single Factor Index family, which provides benchmarks for five well-known risk factors, quality, value, momentum, low volatility, and size, across various regions. The index methodology uses the Morningstar Risk model as the source for factor definitions and exposures.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORNINGSTAR, INC.

Date: December 19, 2023	By:	/s/ Jason Dubinsky
Jason Dubinsky
Chief Financial Officer